Exhibit 1

                English Translation for Information Purposes Only


                         ADMINISTRATION TRUST AGREEMENT



                            entered into by and among

        Nacional Financiera, S.N.C., Institucion de Banca de Desarrollo, Direccion Fiduciaria pursuant to purposes set forth in trust No. 80370.

            Banco Inbursa, S.A., Institucion de Banca Multiple, Grupo
               Financiero Inbursa, Division Fiduciaria pursuant to
                       purposes set forth in trust F-0553.

              Banco Nacional de Mexico, S.A., Integrante del Grupo
               Financiero Banamex, Division Fiduciaria pursuant to
                     purposes set forth in trust No. 14520-1

        Nacional Financiera, S.N.C., Institucion de Banca de Desarrollo,
                             Direccion Fiduciaria.

                         Emilio Fernando Azcarraga Jean

                         Promotora Inbursa, S.A. de C.V.

                     Maria Asuncion Aramburuzabala Larregui,
                 Lucrecia Aramburuzabala Larregui de Fernandez,
                     Maria de las Nieves Fernandez Gonzalez,
                          Antonio Fernandez Rodriguez y
                            Carlos Fernandez Gonzalez

                              Grupo Televisa, S.A.

                        Grupo Televicentro, S.A. de C.V.



                          At 20 hours of March 23, 2004

               English Translation for Information Purposes Only


ADMINISTRATION TRUST AGREEMENT NUMBER 80375 EXECUTED AT 20 HOURS ON MARCH 23, 2004 BY AND AMONG THE PARTIES SET FORTH BELOW, PURSUANT TO THE FOLLOWING RECITALS, REPRESENTATIONS AND CLAUSES (THE "AGREEMENT" OR THE "TRUST", INDISTINCTLY).

                                     Parties

I. Nacional Financiera, S.N.C., Institucion de Banca de Desarrollo, Direccion Fiduciaria, and pursuant to the purposes set forth in trust No. 80370, represented herein by Mr. Francisco Cabrera Urena (the "Settlor-Beneficiary A").

II. Banco Inbursa, S.A., Institucion de Banca Multiple, Grupo Financiero Inbursa, Division Fiduciaria, and pursuant to the purposes set forth in trust No. F-0553, represented herein by Mr. Guadalupe Terreros Barros (the "Settlor-Beneficiary B").

III. Banco Nacional de Mexico, S.A., Integrante del Grupo Financiero Banamex, Division Fiduciaria, and pursuant to the purposes set forth in trust No. 14520-1, represented herein by Messrs. Emilio Fragoso Garcia and Marcela Arrieta Barraza (the"Settlor-Beneficiary C" and together with the Settlor-Beneficiary A and the Settlor-Beneficiary B, the "Settlors-Beneficiaries").

IV. Nacional Financiera, S.N.C., Institucion de Banca de Desarrollo, Direccion Fiduciaria, represented herein by Mr. Ricardo Antonio Rancel Fernandez Mac Gregor (the "Trustee").

V.       Emilio Fernando Azcarraga Jean ("EAJ").

VI. Promotora Inbursa, S.A. de C.V., represented herein by Mr. Jose Heredia Breton ("Promotora Inbursa").

VII. Maria Asuncion Aramburuzabala Larregui ("MAAL"), Lucrecia Aramburuzabala Larregui de Fernandez ("LALF"), Maria de las Nieves Fernandez de Gonzalez ("MNFG"), Antonio Fernandez Rodriguez ("AFR"), all each of them by their own right, and Carlos Fernandez Gonzalez, represented herein by Mr. Antonio Fernandez Rodriguez ("CFG", and together with MAAL, LALF, MNFG, AFR and CFG, the "Investors").

VIII. Grupo Televisa, S.A., represented herein by Messrs. Emilio Fernando Azcarraga Jean and Alfonso de Angoitia Noriega ("Televisa").

IX. Grupo Televicentro, S.A. de C.V., represented herein by Messrs. Emilio Fernando Azcarraga Jean and Alfonso de Angoitia Noriega ("GTC", and together with the Settlors-Beneficiaries, EAJ, Promotora Inbursa, the Investors and Televisa, the "Parties").

                                    Recitals

I. EAJ, GTC, Promotora Inbursa, the Settlors-Beneficiaries, Televisa, and other third parties, are part of a shareholders agreement with respect to the shares they hold, representatives of the capital stock of GTC (the "GTC Shareholders Agreement").

II. At the execution of this Agreement, the parties to the GTC Shareholders Trust agreed to automatically terminate the same as the Conditions Precedent (as such term is defined below) shall be fulfilled, at the latest in the Completion Date (as such term is defined below).

III. At the execution of this Agreement, each of the Settlors-Beneficiaries owns the following shares, representatives of GTC's capital stock (the "GTC Shares"):

        ------------------------------------------------------------------------
                   Shareholder               Number of Shares in GTC
                                                  (Class/Series)
        ------------------------------------------------------------------------
        Settlor-Beneficiary A              353'436,918, Series A, Class I
        ------------------------------------------------------------------------
        Settlor-Beneficiary B              157'852,769, Series B, Class I
        ------------------------------------------------------------------------
        Settlor-Beneficiary C              127'928,852, Series C, Class I
        ------------------------------------------------------------------------

IV. At the execution of this Agreement, GTC owns 2,295'428,982 Series A shares representatives of the capital stock of Televisa and 52'806,227 certificados de participacion ordinarios, or CPOs, representing shares Series A, D and L of the capital stock of Televisa (the "GTC Certificates" and together with the Series A shares, the "Initial Securities of Televisa").

V. At the execution date of this Agreement, the GTC shareholders adopted by unanimous consent various resolutions subject to the fulfillment of certain conditions precedent, and the GTC directors adopted by unanimous consent various resolutions that allow the execution of this Agreement and the transfer of the Pledged Shares (as such term is defined below), certified copy of the same are attached hereto as exhibit A (the "GTC Resolutions").

VI. At the execution date of this Agreement, each of EAJ, Promotora Inbursa and the Investors signed an instruction letter whereby
         Settlors-Beneficiaries are instructed to execute this Agreement and transfer the GTC Shares.

VII. Once the Resolutions are enforceable, the Initial Securities of Televisa will be exchanged for the New Securities of Televisa (as such term is defined below).

VIII. Prior to the execution of this Agreement, the Settlors-Beneficiaries notified to the Federal Competition Commission, or Cofeco (as such term is defined below) about the execution of this Agreement and the transfer of the GTC Shares to the same.

                                 Representations

I. The Settlor-Beneficiary A, through its legal representative, represents that:

         I.1 Organization of the Trustee. It is a national credit corporation, development banking institution, organized pursuant to its Organic Law, published in the Official Gazette of the Federation on December 26, 1986.

         I.2 Legal Capacity. It has the sufficient authority to execute this Agreement and that the fulfillment of the same would not
                  (a) result in a violation or breach of any legal provision applicable thereof, agreement or obligation related to, including the terms of the EAJ Trust (as such term is defined below), and (b) require any governmental and/or third parties authorizations, unless Cofeco's non-objection.

         I.3 Enforceability. This Agreement constitutes a valid obligation, enforceable as trustee of the EAJ Trust (as such term is defined below), in accordance with its terms.

         I.4 Trust No. 80370. That it acts as trustee on the trust agreement No. 80370, executed on February 25, 2004, in which EAJ is the only beneficiary of the same (the "EAJ Trust").

         I.5 Trust estate and ownership. Are transferred to the EAJ Trust and therefore constitute the trust estate of the same, 353'436,918 (three hundred fifty three million four hundred thirty six thousand nine hundred eighteen) ordinary, nominative, with no par value, Series A shares, full voting rights, representatives of the 55.2917% of the capital stock of GTC (the "EAJ Shares"), therefore being the only and lawful owner of the EAJ Shares, being duly registered in the stock registry book of GTC as of to date.

         I.6 Legal Representatives Authorities. Its attorneys-in-fact have full power and authority to execute and perform this Agreement on its behalf and to bind it according to the terms hereof, and pursuant to public deed number 34,847 dated August 21, 2003, issued by the Notary Public number 131 for Mexico City, Mexico, duly recorded in the Public Registry of Commerce of Mexico City, and such authorities have not been revoked or restricted in any manner whatsoever.

         I.7 Lien and dominion restrictions. That unless EAJ Trust, the provisions set forth in the GTC Shareholders Agreement, the preemptive rights and the restrictions set forth in GTC's corporate by-laws (same rights and restrictions that are waived in this act by the Investor Trust and the Inbursa Trust, in whatever is necessary in order to execute this Agreement), the EAJ Shares are, directly or indirectly, free of any lien, liability, any other ownership limitation, as well as free of any option or preemptive right, that, as such, does not allow its free transfer to this Trust and the fulfillment of the provisions set forth herein.

II. The Settlor-Beneficiary B, through its legal representative, represents that:

         II.1 Organization of the Trustee. It is a credit institution organized under the laws of the United Mexican States.

         II.2 Legal Capacity. It has the sufficient authority to execute this Agreement and that the fulfillment of the same would not
                  (a) result in a violation or breach of any legal provision applicable thereof, agreement or obligation related to, including the terms of the Inbursa Trust (as such term is defined below), and (b) require any governmental and/or third parties authorizations, unless Cofeco's non-objection.

         II.3 Enforceability. This Agreement constitutes a valid obligation, enforceable as trustee of the Inbursa Trust (as such term is defined below), in accordance with its terms.

         II.4 Trust No. F-0553. That it acts as trustee on the trust agreement No. F-0553, executed on May 4, 1999, in which Promotora Inbursa is the only beneficiary of the same (the "Inbursa Trust").

         II.5 Trust estate and ownership. Are transferred to the Inbursa Trust and therefore constitute the trust estate of the same, 157'852'769 (one hundred fifty seven million eight hundred fifty two thousand seven hundred sixty nine) ordinary, nominative, with no par value, Series B shares, full voting rights, representatives of the 24.6945% of the capital stock of GTC (the "Inbursa Shares"), therefore being the only and lawful owner of the Inbursa Shares, being duly registered in the stock registry book of GTC as of to date.

         II.6 Legal Representative Authority. Its trust delegate has full power and authority to execute and perform this Agreement on its behalf and to bind it according to the terms hereof, and pursuant to public deed number 53,827 dated November 12, 2003, issued by the Notary Public number 110 for Mexico City, Mexico, duly recorded in the Public Registry of Commerce of Mexico City, and such authority has not been revoked or restricted in any manner whatsoever.

         II.7 Lien and dominion restrictions. That unless Inbursa Trust, the provisions set forth in the GTC Shareholders Agreement, the preemptive rights and the restrictions set forth in GTC's corporate by-laws (same rights and restrictions that are waived in this act by the EAJ Trust and the Investor Trust, in whatever is necessary in order to execute this Agreement), the Inbursa Shares are, directly or indirectly, free of any lien, liability, any other ownership limitation, as well as free of any option or preemptive right, that, as such, does not allow its free transfer to this Trust and the fulfillment of the provisions set forth herein.

III. The Settlor-Beneficiary C, through its legal representative, represents that:

         III.1 Organization of the Trustee. It is a credit institution organized under the laws of the United Mexican States.

         III.2 Legal Capacity. It has the sufficient authority to execute this Agreement and that the fulfillment of the same would not
                  (a) result in a violation or breach of any legal provision applicable thereof, agreement or obligation related to, including the terms of the Investor Trust (as such term is defined below), and (b) require any governmental and/or third parties authorizations, unless Cofeco's non-objection.

         III.3 Enforceability. This Agreement constitutes a valid obligation, enforceable as trustee of the Investor Trust (as such term is defined below), in accordance with its terms.

         III.4 Trust No. F-14520-1. That it acts as trustee on the trust agreement No. F-14520-1, executed on July 13, 2000, in which the Investors are the only beneficiaries of the same (the "Investor Trust").

         III.5 Trust estate and ownership. Are transferred to the Investor Trust and therefore constitute the trust estate of the same, 127'928,852 (one hundred twenty seven million nine hundred twenty eight thousand eight hundred fifty two) ordinary, nominative, with no par value, Series C shares, full voting rights, representatives of the 20.0132% of the capital stock of GTC (the "Investors Shares"), therefore being the only and lawful owner of the Investors Shares, being duly registered in the stock registry book of GTC as of to date.

         III.6 Legal Representatives Authorities. Its trust delegates have full power and authority to execute and perform this Agreement on its behalf and to bind it according to the terms hereof, and pursuant to public deed number 48,800 dated October 30, 2000, issued by the Notary Public number 1 for Mexico City, Mexico, duly recorded in the Public Registry of Commerce of Mexico City, and such authorities have not been revoked or restricted in any manner whatsoever.

         III.7 Lien and dominion restrictions. That unless Investor Trust, the provisions set forth in the GTC Shareholders Agreement, the preemptive rights and the restrictions set forth in GTC's corporate by-laws (same rights and restrictions that are waived in this act by the EAJ Trust and the Inbursa Trust, in whatever is necessary in order to execute this Agreement), the Investors Shares are, directly or indirectly, free of any lien, liability, any other ownership limitation, as well as free of any option or preemptive right, that, as such, does not allow its free transfer to this Trust and the fulfillment of the provisions set forth herein.

IV.  The Trustee, through its legal representatives, represents that

         IV.1 Organization of the Trustee. It is a national credit corporation, development banking institution, organized pursuant to its Organic Law, published in the Official Gazette of the Federation on December 26, 1986 and that pursuant to the same, its Organic Regulation, the Credit Institutions Law and other applicable dispositions, is authorized to act as trustee hereunder, settlor and beneficiary of the Unit A (as such term if defined below), so therefore it agrees to participate in this Agreement with both capacities.

         IV.2 Legal Capacity. It has the sufficient authority to execute this Agreement and that the fulfillment of the same would not
                  (a) result in a violation or breach of any legal provision applicable thereof, agreement or obligation related to, and
                  (b) require any governmental and/or third parties authorizations, unless Cofeco's non-objection.

         IV.3 Enforceability. This Agreement constitutes a valid obligation and it is enforceable, in accordance with its terms.

         IV.4 Legal Representatives Authorities. Its trust delegates have full power and authority to execute and perform this Agreement on its behalf and to bind it according to the terms hereof, and pursuant to public deed number 101,352 dated July 10, 2003, issued by the Notary Public number 9 for Mexico City, Mexico, duly recorded in the Public Registry of Commerce of Mexico City, and such authorities have not been revoked or restricted in any manner whatsoever.

         IV.5 Pursuant to the provisions set forth in the last paragraph of the subparagraph b) of Section XIX of Article 106 of the LIC, has informed to the Settlors-Beneficiaries the extent and content of such provision, same that is also transcribed in Clause 23 herein.

V.       EAJ by his own, represent that:

         V.1 Legal Capacity. (i) He has the sufficient authority to execute this Agreement and that the fulfillment of the same would not
                  (a) result in a violation or breach of any legal provision applicable thereof, agreement or obligation related to, and
                  (b) require any governmental and/or third parties authorizations, unless Cofeco's non-objection; (ii) He is an individual of Mexican citizenship, of legal age, married under a community property marital system, with enough legal capacity to execute the present Agreement and bind himself in the terms hereof; (iii) The beneficiary rights he is entitled to under the EAJ Trust which trust estate is basically the EAJ Shares and its products, as well as those goods that in any way replace the same, are of his ownership and in any manner are part of the community property marital system, so therefore he does not need the consent of his spouse for the execution of this Agreement.

         V.2 Enforceability. This Agreement constitutes a valid obligation and it is enforceable, in accordance with its terms.

VI.      Promotora Inbursa, through its legal representative, represents that:

         VI.1 Organization of Promotora Inbursa. It is a corporation duly incorporated and validly existing in accordance with the Mexican laws, and that it whishes to execute this Agreement.

         VI.2 Legal Capacity. It has the sufficient authority to execute this Agreement and that the fulfillment of the same would not
                  (a) result in a violation or breach of any legal provision applicable thereof, agreement or obligation related to, and
                  (b) require any governmental and/or third parties authorizations, unless Cofeco's non-objection.

         VI.3 Enforceability. This Agreement constitutes a valid obligation and it is enforceable, in accordance with its terms.

         VI.4 Legal Representative Authority. Its attorney-in-fact has full power and authority to execute and perform this Agreement on its behalf and to bind it according to the terms hereof, and pursuant to public deed number 13,652 dated March 19, 2004, issued by the Notary Public number 227 for Mexico City, Mexico, duly recorded in the Public Registry of Commerce of Mexico City, and such authority has not been revoked or restricted in any manner whatsoever.


VII. Each of the Investors represents by their own, unless by CFG, represented herein by AFR, that:

         VII.1 Legal Capacity. (i) It has the sufficient authority to execute this Agreement and that the fulfillment of the same would not
                  (a) result in a violation or breach of any legal provision applicable thereof, agreement or obligation related to, and
                  (b) require any governmental and/or third parties authorizations, unless Cofeco's non-objection; (ii) Each of them is an individual of Mexican citizenship, of legal age, with enough legal capacity to execute this Agreement, and bind themselves in the terms hereof; (iii) That MAAZ and MNFG are singles; each of LALF and CFG are married under separation of property system; and that AFR is married under the community property marital system, and he has obtained the written consent of his spouse to enter into this Agreement.

         VII.2 Enforceability. This Agreement constitutes a valid obligation and it is enforceable, in accordance with its terms.

         VIII.3 Legal Representative Authority. AFR, as empowered of CFG, has full power and authority to execute and perform this Agreement on its behalf and to bind it according to the terms hereof, and pursuant to public deed number 276,741 dated December 13, 1999, issued by the Notary Public number 10 for Mexico City, Mexico, duly recorded in the Public Registry of Commerce of Mexico City, and such authority has not been revoked or restricted in any manner whatsoever.

VIII.    Televisa, through its legal representative, represents that:

         VIII.1 Organization of Televisa. It is a corporation duly incorporated and validly existing in accordance with the Mexican laws, and that it whishes to execute this Agreement.

         VIII.2 Legal Capacity. It has the sufficient authority to execute this Agreement and that the fulfillment of the same would not
                  (a) result in a violation or breach of any legal provision applicable thereof, agreement or obligation related to, and
                  (b) require any governmental and/or third parties authorizations, unless Cofeco's non-objection.

         VIII.3 Enforceability. This Agreement constitutes a valid obligation and it is enforceable, in accordance with its terms.

         VIII.4 Legal Representatives Authorities. Its attorneys-in-fact have full power and authority to execute and perform this Agreement on its behalf and to bind it according to the terms hereof, and pursuant to public deed number 52,235 dated October 19, 1999, issued by the Notary Public number 45 for Mexico City, Mexico, and public deed number 56,299 dated December 6, 2002, issues by the Notary Public number 45 for Mexico City, Mexico, duly recorded in the Public Registry of Commerce of Mexico City, and such authorities have not been revoked or restricted in any manner whatsoever.

IX.      GTC, through its legal representative, represents that:

         IX.1 Organization of GTC. It is a corporation duly incorporated and validly existing in accordance with the Mexican laws, and that it whishes to execute this Agreement.

         IX.2 Legal Capacity. It has the sufficient authority to execute this Agreement and that the fulfillment of the same would not
                  (a) result in a violation or breach of any legal provision applicable thereof, agreement or obligation related to, and
                  (b) require any governmental and/or third parties authorizations, unless Cofeco's non-objection.

         IX.3 Enforceability. This Agreement constitutes a valid obligation and it is enforceable, in accordance with its terms.

         IX.4 Legal Representatives Authorities. Its attorneys-in-fact have full power and authority to execute and perform this Agreement on its behalf and to bind it according to the terms hereof, and pursuant to public deed number 36,744 dated May 26, 2000, issued by the Notary Public number 29 for Mexico City, Mexico, duly recorded in the Public Registry of Commerce of Mexico City, and such authorities have not been revoked or restricted in any manner whatsoever.

X. Each of the Parties hereto represents that at the fulfillment of the Conditions Precedent, it has not executed with the other Parties, or with any of them, any agreement whatsoever with respect to matters directly related to the ones provided herein, unless for the execution of this Agreement, the GTC Shareholders Agreement and other agreements executed with respect to the above o that have been disclosed among them.

Further to such recitals and representations, the parties to this Agreement agree to bind to the following:

                                     Clauses

1.     Defined Terms

(a) Notwithstanding the defined terms in the preface, recitals and representations of this Agreement, terms defined below will have the following meanings (which will be applicable to both the singular and plural thereof):

"EAJ Shares", shall have the meaning set forth in the representations of the present Agreement.

"Trust Shares", shall mean, jointly, the EAJ Shares, the Inbursa Shares and the Investors Shares. "Inbursa Shares", shall have the meaning set forth in the representations of the present Agreement.

"Investors Shares", shall have the meaning set forth in the representations of the present Agreement.

"GTC Shares", shall have the meaning set forth in the representations of the present Agreement.

"Affiliate", shall mean (i) any individual or corporate entity, partnership, profit-sharing agreement, trust or any other entity or organization which, controls, be controlled by or be under the same control to which such corporate entity is subject to, or (ii) such entity's spouse or any blood relative by straight line of kindred, either ascending or descending, without limit of degree. It shall be considered that an entity "controls" another if, the first one has, directly or indirectly, the authority to determine the other entity's management or administration and/or policies, either for its equity interest in the capital stock of such entity, by an agreement or any other act.

"AFR", shall mean Antonino Fernandez Rodriguez.

"Consulting Matters", shall mean (i) any increase or reduction in Televisa's capital stock, unless that it is a result from a repurchase, in terms of the applicable legislation; (ii) the mergers or spin-off of Televisa, unless they are entered into with Subsidiaries; (iii) the dissolution or liquidation of Televisa; (iv) the acquisition or sales of assets held by Televisa, by an amount higher than 20% of the consolidated net worth of the last fiscal year; (v) the operations executed by and among Televisa and, Related Parties (which shall not include Subsidiaries), for an amount exceeding US$5<180>000,000.00 (five million dollars 00/100, legal currency in the United States of America) during a fiscal year; (vi) Televisas request for a statement of concurso mercantil; the amendment to Televisa's corporate by-laws and which result in an infringe upon the consulting rights regarding the Consulting Matters; (viii) the credit operations executed with entities different from the Subsidiaries of Televisa, for an amount exceeding US$15<180>000,000.00 (fifteen million dollars 00/100 legal currency in the United States of America) during a fiscal year, unless they are executed within the ordinary course of business; (ix) granting of guarantees to entities different from Subsidiaries, unless they are granted within the ordinary course of business; (x) the appointment of the president of the Board of Directors, in the event that it were different from EAJ.

"Capital Increase" shall mean, among other resolutions, the increase in the capital stock that the shareholders of Televisa approve in the general extraordinary meeting called for April 16th, 2004, which shall have, among other consequences, the payment of a stock dividend through the capitalization of certain accounts reflected on Televisa's consolidated and audited financial statements for the year ended December 31, 2003. Said increase in the capital stock shall be represented through the issuance of 60,269,682,796 "B" Shares, 36,144,994,315 "D" Shares and 36,144,944,315 Series "L" Shares, same which shall be distributed among Televisa's shareholders pursuant to the following allocation criteria, but always considering the Split: (i) 4 "B" Shares, 5 "D" Shares and 5 "L" Shares, for every 25 "A" outstanding Shares; (ii) 9 "B" Shares and 5 "D" Shares, for every 25 "D" outstanding Shares; and (iii) 9 "B" Shares and 5 "L" Shares, for every 25 "L" outstanding Shares.

"GTC Certificates", shall have the meaning set forth in the recitals hereof.

"CFG", shall mean Carlos Fernandez Gonzalez.

"COFECO" shall mean the Federal Competition Commission.

"Technical Committee", shall have the meaning provided in Clause 10 hereof.

"Conditions Precedent", shall be each and everyone of the future events of uncertain consummation set forth in Clause 5 hereof.

"Trust Interest Certificates", shall mean each one of the non-negotiable nor transferable certificates issued by the Trustee under the provisions hereof, which shall certify each and all of the Settlors-Beneficiaries as beneficiaries of one Unit of the Trust Estate, pursuant to the provisions hereof, and which shall have the following: (i) name, domicile and citizenship of the owner and beneficiary of the aforesaid Unit; (ii) describe the goods which are transferred to the corresponding Unit and which belong to the Trust Estate; (iii) description of the interest percentage of ownership of the Unit over the Trust Estate; and (iv) be issued in Trustee's letterhead and be numbered and signed by the attorney(s)-in fact appointed by the Trustee.

"Agreement" or "Trust", shall mean, indistinctively, this Trust Agreement.

"GTC Shareholders Agreement", shall have the meaning set forth in the recitals hereof.

"Tax Agreement", shall mean the agreement executed on July 18th, 2003 by and among GTC and some of its shareholders and whose contingent payment obligations were guaranteed by means of a securities pledge agreement over GTC Certificates.

"Day", shall mean one calendar day.

"Business Day", shall mean any calendar day, except for Saturdays and Sundays and those days in which the banking institutions must close and cease their operations in terms of the general provisions issued by the National Banking and Securities Commission.

"Split", shall mean the split of the shares representative of the outstanding capital stock of Televisa, that approve its shareholders in the meeting of Capital Increase, for an amount of 25 "A" Shares, 25 "D" Shares and 25 "L" Shares, for each one of the outstanding at such date, and therefore it shall be issued, without prior payment by the shareholders and without modifying therefore, the amount of the capital stock, the respective shares so that the capital stock be totally represented by 236,713,698,975 shares, from which a total of 124,736,244,175 shares correspond to "A" Series, a total of 55,988,727,400 shares correspond to "D" Series and a total of 55,988,727,400 shares correspond to "L" Series.

"EAJ", shall have the meaning set forth in the preamble of the present
Agreement.

"Completion Date", shall mean December 31st , 2004.

"Investor's Trust", shall mean the trust No. F-14520-1, dated as of July 13th, 2000, in which the Investors are sole beneficiaries, pursuant to the amendments thereupon.

"EAJ Trust", shall mean the trust No. 80370, dated as of February 25th, 2004, in which EAJ is the sole beneficiary.

"Issuing Trust", shall mean the trust No. 914-0, dated as of November 22nd, 2003, established with Nafinsa for the issuance of certificados de participacion ordinarios, representing shares of the capital stock of Televisa.

"Inbursa Trust", shall mean the trust No. F-0553, dated as of May 4th ,1999, in which Promotora Inbursa is the sole beneficiary, pursuant to the amendments thereupon.

"Settlor-Beneficiary A", shall mean Nacional Financiera, S.N.C., Institucion de Banca de Desarrollo, Direccion Fiduciaria, in compliance with the purposes of the EAJ Trust.

"Settlor-Beneficiary B", shall mean Banco Inbursa, S.A., Institucion de Banca Multiple, Grupo Financiero Inbursa, Division Fiduciaria, in compliance with the purposes of the Inbursa Trust.

"Settlor-Beneficiary C", shall mean Banco Nacional de Mexico, S.A., Integrante del Grupo Financiero Banamex, Division Fiduciaria, in compliance with the purposes of the Investor's Trust.

"Settlors-Beneficiaries", shall mean jointly, the Settlor-Beneficiary A, the Settlor-Beneficiary B and the Settlor-Beneficiary C.

"Trustee", shall mean Nacional Financiera, S.N.C., Institucion de Banca de Desarrollo, Direccion Fiduciaria, as trustee of the Trust.

"Lien of Unit", or "Lien of Units", shall mean any encumbrance, charge or lien of the Units, as well as the corresponding encumbrance, charge or lien of the underlying assets.

"GTC", shall mean Grupo Televicentro, S.A. de C.V.

"Indeval", shall mean S.D. Indeval, S.A. de C.V. Institucion para el Deposito de Valores.

"Transfer Instruction", shall mean the unanimous resolution signed by all the members of the Technical Committee on the date hereof, in which, among other things, it is determined the way in which the Securities of Televisa as well as the cash must be transferred, and in respect with the cash, among the Settlors-Beneficiaries at the time the Conditions Precedent be fulfilled. The original of said document is attached hereto as exhibit B.

"Investors", shall have the meaning set forth in the preamble hereof.

"LALF", shall mean Lucrecia Aramburuzabala Larregui de Fernandez.

"GLCC", shall mean the General Law of Commercial Companies currently in effect in Mexico.

"MAAL", shall mean Maria Asuncion Aramburuzabala Larregui.

"Mexico", shall mean the Mexican United States.

"MNFG", shall mean Maria de las Nieves Fernandez Gonzalez.

"Nafinsa", shall mean Nacional Financiera, S.N.C., Institucion de Banca de Desarrollo, Direccion Fiduciaria, acting as trustee of the Issuing Trust.

"New Securities of Televisa", shall mean every and all of the certificados de participacion ordinarios representing Series A, B, D and L shares of the capital stock of Televisa which the Trustee receives from Nafinsa once the Conditions Precedent are fulfilled, either by a material delivery or by means of its assignment, upon the delivery of all stock certificates of the capital stock of Televisa and the certificados de participacion ordinarios representing Series A, D and L shares of the capital stock of Televisa, which be owned by the Trustee and which belong to the Unit A, Unit B and Unit C at the time the delivery to Nafinsa takes place, acting as trustee of the issuing trust of such certificados de participacion ordinarios.

"Parties", shall have the meaning set forth in the preamble of the present Agreement.

"Related Parties", shall mean, with respect to any of the Parties of the present Agreement, or as the case may be, of the corresponding party: (a) any partner or shareholder, either direct or indirect, directors, officers or first and second level employees of any of the aforesaid entities; and (b) any blood relative or relative in-law up to the first degree in straight or transversal line of kindred and, up to where it is known, without limit of degree, of any of the holders of shares representative of the capital stock of any of the Parties herein, directors, officers or employees of any of the aforesaid entities.

"Trust Estate", shall mean all the assets which, individually, are part of this Trust.

"Swap" or "Swaps", shall mean the Swap operation or operations executed by GTC with Nafinsa acting as trustee of the trust No. 80359 dated as of December 9th,2003, and which shall be approved by the GTC shareholders.

"Promotora Inbursa", shall have the meaning set forth in the preamble of the present Agreement.

"Capital Reduction", shall mean the reduction in the capital stock of GTC, which shall result on a decrease in the value of the shares, without canceling them, that the GTC shareholders have approved in terms of the GTC Resolutions, through the reimbursement to their shareholders, in cash and in kind, in the first case through the payment of the approximate amount of $285,132,004.00 (two hundred and eighty five million, one hundred and thirty two thousand four pesos 00/100 legal currency in Mexico) to the Trustee, and in the case of payment in kind, through its delivery, either on a material way or through its assignment to the Trustee, of every and each of the Securities of Televisa and/or the New Securities of Televisa which be owned by GTC at the time in which such securities be delivered, either in a material way or through its assignment to GTC by Televisa, as a result of the Split and the Capital Increase.

"Trustee Record" , shall mean the record kept in writing by the Trustee in terms of article 79 of the Credit Institutions Law, in which the Trust Interest Certificates shall be recorded.

"GTC Resolutions", shall mean the unanimous shareholders resolutions subject to the compliance of various conditions precedent, signed on the execution date of this Agreement.

"Request", shall have the meaning set forth in Clause 19 of the present
Agreement.

"Subsidiary(ies)": shall mean any company in which a person has currently, or in the future, more than 50% (fifty percent) of its capital stock, directly or indirectly, through companies, associations, trusts or other entity or joint venture, or where said entity has, under any title, the authority to appoint the majority of the members of the board of directors of the entity referred to.

"Televisa", shall mean Grupo Televisa, S.A.

"Unit" or "Units", shall mean, the goods which are part of the Trust Estate, and which are transferred for the purposes set forth herein and for the exclusive benefit of each one of the Settlors-Beneficiaries, and which each one of the units is evidenced through a Trust Interest Certificate.

"Unit A", shall mean, the assets that are part of the Trust Estate, and which are transferred to the purposes of this Trust and for the exclusive benefit of each one of the Settlor-Beneficiary A, so none of the other
Settlors-Beneficiaries shall have any benefit over the assets corresponding to the Unit A.

"Unit B", shall mean, the assets that are part of the Trust Estate, and which are transferred to the purposes of this Trust and for the exclusive benefit of each one of the Settlor-Beneficiary B, so none of the other
Settlors-Beneficiaries shall have any benefit over the assets corresponding to the Unit B.

"Unit C", shall mean, the assets that are part of the Trust Estate, and which are transferred to the purposes of this Trust and for the exclusive benefit of each one of the Settlor-Beneficiary C, so none of the other
Settlors-Beneficiaries shall have any benefit over the assets corresponding to the Unit C.

"Securities of Televisa", shall mean the Initial Securities of Televisa, as well as each and all of the shares representative of the capital stock of Televisa which GTC receives as a consequence of the Split and the Capital Increase.

"Initial Securities of Televisa", shall have the meaning set forth in the recitals hereunder.

"Sale of Unit" or "Sale of Units", shall mean any sale, transfer into a trust, assignment, onerous or gratuitous donation, partial or total, direct or indirect, of Unit(s), and/or of the corresponding transfer, either directly or indirectly, of the underlying assets thereon.

(b) Unless otherwise expressly provided, all references to numbers of clauses are to the clauses of this Agreement, and references to exhibits are to the exhibits of this Agreement, that are a part of the same. The words "hereof", "herein", "thereof", and "hereunder" and similar words refer to this entire Trust Agreement and not to any particular subdivision thereof. Any reference to legal provisions, laws or regulations shall be deemed to include any amendment made thereto from time to time, or any law, regulation or provision thereof.

(c) The following exhibits are attached hereto and are considered part to this Trust Agreement:

       Exhibit "A"    Copy of GTC Resolutions
       Exhibit "B"    Copy of Transfer Instruction
       Exhibit "C"    Copy of the corresponding entry in GTC's stock registry
                      book
       Exhibit "D"    Members of the Technical Committee
       Exhibit "E"    Trustee's Fees


2. Creation of the Trust. Each one of the Settlors-Beneficiaries herein create this irrevocable Trust, unless otherwise provided in Clause 19 herein, by transferring to the Trustee in trust ownership, free on any lien, without any limitation or condition and with everything corresponding by law or in fact to them:

(a) The Settlor-Beneficiary A, the trust ownership of the EAJ Shares, which are transferred to the Trustee by means of the delivery of the stock certificate(s), duly endorsed in property in favor of the Trustee.

(b) The Settlor-Beneficiary B, the trust ownership of the Inbursa Shares, which are transferred to the Trustee by means of the delivery of the stock certificate(s), duly endorsed in property in favor of the Trustee.

(c) The Settlor-Beneficiary C, the trust ownership of the Investors Shares, which are transferred to the Trustee by means of the delivery of the stock certificate(s), duly endorsed in property in favor of the Trustee.

The Trustee, by means of the signature of the present Agreement (a) accepts its commission as trustee of this Trust, declares its loyal and due performance of the obligations established herein and those established in the applicable law, and (b) grants to the Settlors-Beneficiaries the broadest receipt permitted by law for the Pledged Shares, in the understanding that such receipt must be enforceable in the date hereof in which the transfer of the aforementioned assets was duly registered in GTC's stock registry book, in accordance with the provisions of article 129 of the General Law of Commercial Companies, same that is evidenced hereunder with the certified copy of the corresponding entry in the mentioned book, and which is attached hereto as exhibit C.

The Parties agree that, once the GTC Resolutions, the Capital Increase and the Split becomes effective, and therefore the Trustee is able to make the swap of the Securities of Televisa (received as payment for the Capital Reduction) for the New Securities of Televisa, it would not he required the registration in the stock registry book of Televisa, according to the provisions of article Ninth of its corporate by-laws and with the provisions set forth in subparagraph b), section IV of article 57 of the Securities Market Law. Therefore Televisa accepts herein, subject to the effectiveness of the Capital Increase and the Split, to recognize the Trustee as its shareholder by the sole assignment that, in favor of this last one, GTC does to the Securities of Televisa and/or the New Securities of Televisa to the account at Indeval instructed in time to time by the Trustee.

The Settlors-Beneficiaries reserve their right of reversion over the Pledged Shares, which could only be exercised in terms of this Agreement.


3.       Trust Estate. The Trust Estate constitutes the following:

(a) The Pledged Shares, including all corporate and economic rights pertaining to the same.

(b) The cash amounts that the Trustee receives for payment of dividends, liquidation fee or cash equivalents, in respect to the Pledged Shares or any other asset which may be part of the Trust Estate before the Conditions Precedent become effective. The cash payments received by the Trustee at the time the GTC Resolutions become effective, shall be immediately delivered to the Settlors-Beneficiaries, pursuant to the Transfer Instruction; and any other received further on, pursuant to the provisions set forth hereunder.

(c) The shares representative of capital stock of GTC received by the Trustee herein as a result of the payment of stock dividends approved by GTC, for capital increases approved by GTC, subscribed and paid by the Trustee in terms of this Agreement, for the capitalization of premiums over the shares, of prior contributions, of retained earnings or reserves, or as the case may be, for all those shares representative of GTC's capital stock which be issued and delivered by the last mentioned in substitution of the Pledged Shares, as a consequence of the swap, restructure, split or reclassification of the series or of the shares representative of its capital stock.

(d) The Securities of Televisa and the cash amounts delivered from time to time to the Trustee as a result of the Capital Reduction, until such securities are not exchanged by the Trustee for the New Securities of Televisa.

(e) In its moment, the New Securities of Televisa, including all corporate and economic rights pertaining to the same

(f) The cash amounts that the Trustee receives for payment of dividends, liquidation fee or cash equivalents, in respect to the Securities of Televisa and/or the New Securities of Televisa, same that the Trustee obliges to immediately distribute to the Settlors-Beneficiaries, according to what correspond to each Unit.

(g) The shares representative of Televisa's capital stock which, in terms of this Agreement receives the Trustee as: (i) a result of the payment of stock dividends approved by Televisa, for Capital Increases approved by Televisa, subscribed and paid by the Trustee in terms of this Agreement, for the capitalization of premiums over shares, of prior contributions, of retained earnings or reserves, or as the case may be, by all those shares representative of Televisa's capital stock which be issued and delivered by the last mentioned in substitution of the New Securities of Televisa, as a consequence of the swap, restructure, split or reclassification of the series or of the shares representative of its capital stock, as well as (ii) the shares representative of the capital stock (or the stock certificates or securities issued representing them) of any other company or third party which, in its case, be received in exchange or as part of the New Securities of Televisa, either by merger or spin-off of Televisa, or by the execution of any other corporate restructure of the last mentioned.

(h) The proceeds, products or interests that in any time may be generated for the investments done by the Trustee, of the amounts that in its case be received in cash, in terms of this Trust, notwithstanding the obligation of the Trustee to immediately distribute the aforesaid proceeds, products or interests, pursuant to the terms hereunder.

(i) Any other asset, including without limitation shares or other securities representative of the capital stock of Televisa, that may be transferred from time to time to the Trust Estate in order to increase the same, with the prior written consent of the Settlors-Beneficiaries and the Trustee.


4.       Purposes of the Trust. Are purposes of this Trust:

(a) The creation of the Trust Estate, keeping the Trustee the trust ownership of the same and, therefore, the Trustee shall keep the ownership of the assets that are part of the Trust Estate for the time being necessary to comply with the purposes of the Trust.

(b) The administration by the Trustee of the Trust Estate pursuant to the provisions set forth herein.

(c) That the Trustee increase or diminish the Trust Estate, pursuant to the provisions set forth herein, prior written instructions by the Technical Committee.

(d) That the Trustee exercise the corporate and economic rights pertaining to the Pledged Shares according to the terms and conditions set forth herein and, therefore, such Pledged Shares are voted in the same way in the shareholders meetings of GTC, pursuant to the written instructions given for that purpose by the Settlors-Beneficiaries, in terms of this Agreement.

(e) That the Trustee exercise the corporate and economic rights pertaining to the Securities of Televisa or the New Securities of Televisa and, therefore, such securities are voted in the same way in the shareholders meetings of Televisa, pursuant to the written instructions given for that purpose by the Technical Committee.

(f) That in case there is a payment of dividends by GTC, or, in its case by Televisa, and these dividends are paid in cash or when are distributed to GTC's shareholders, or, in its case, Televisa, any other cash amount, the Trustee shall deliver such cash amounts immediately to the Settlors-Beneficiaries according to the provisions set forth herein, and pursuant to what corresponds to every one, according to their Trust Interest Certificate. That in case of a stock dividend of GTC or Televisa, the Trustee incorporates them to the Trust Estate, according to what it belongs to each Unit, forming since such moment, part of each Unit; having the Trustee to make the corresponding entries in the Trustee Record and to swap the corresponding Trust Interest Certificate for a new one that reflects the trust ownership of each Unit over the new assets.

(g) That the Trustee abstain to recognize any Sale of Unites or Lien of Units that does not have been performed strictly to the provisions set forth herein, including abstaining to register such operation in the Trustee Record.

(h) That the Trustee, at the time the Capital Reduction becomes effective, receive from GTC, the cash amount and the Securities of Televisa, and, at its due moment, perform the swap of some of the securities mentioned, for the New Securities of Televisa, keeping in the Trust Estate, the Securities of Televisa which were not exchanged, as well as the New Securities of Televisa (together with the Pledged Shares), pursuant to the Transfer Instruction, issuing therefore the new Trust Interest Certificates representing the trust ownership of every Unit over the assets of the Trust Estate.

(i) That the Trustee executes one or more securities pledge agreements with the brokerage firm instructed by each one of the Settlors-Beneficiaries for the assignment, custody and administration of the Securities of Televisa, and at its due moment and before the corresponding swap, of the New Securities of Televisa which correspond exclusively to each one of the Units. In the event that there are no instructions from one or more Settlors-Beneficiaries, the Technical Committee shall inform the Trustee with whom it has to execute the corresponding securities pledge agreement(s).

(j) That the Trustee, notwithstanding its immediate payment obligation of the cash amounts it receives, temporarily invest any amount in cash received (i) in government securities pursuant to the written instructions received form the Technical Committee; and (ii) in the case said instructions are not given, immediately and for periods not longer than 7 ( seven) days, in Federal Treasury Certificates (CETES), or, in the event of lack of said securities, in Federal Government Development Bonds (BONOS), or, in the event of lack of said securities, in other government debt securities; in the intelligence, however, that it shall not carry out any direct nor indirect investment in other trusts, nor in commercial paper without a security interest, nor in other securities that are not expressly permitted hereby.

(k) That, pursuant to the provisions hereof, the Trustee revert or transfer to the Settlors-Beneficiaries, to its assignees or successors, the underlying assets to each Unit, that form part of the Trust Estate, pursuant to the terms and conditions set forth herein and the Trust Interest Certificate.

(l) That the Trustee carry out the revocation, partial or total, of this Trust, pursuant to the terms of clause 19 hereunder.

(m) That, in general, the Trustee undertake other legal actions which be necessary or convenient for the compliance of the purposes of this Trust, pursuant to the instructions provided by the Technical Committee.


5.       Conditions Precedent.

(a) On the date on which each and all of the future events of uncertain accomplishment listed below, be fulfilled, which shall take place before the Final Completion (the "Conditions Precedent"), (A) the Trustee (i) shall receive the cash amounts and the Securities of Televisa as a result of the Capital Reduction, (ii) shall instruct Televisa to transfer to the Issuing Trust every and all the shares representative of the capital stock of Televisa which it receives from the Capital Reduction, and that pursuant to the Transfer Instruction, correspond to Unit A, Unit B, and Unit C, (iii) shall instruct the Issuing Trust to swap the GTC Certificates as well as all the shares transferred in terms of section (ii) above, for the New Securities of Televisa, according to the provisions of the Transfer Instruction, and
         (iv) shall swap to the Settlors-Beneficiaries its Trust Interest Certificates for new ones which reflect that the underlying goods of every Unit are the Pledged Shares and/or the Securities of Televisa and/or the New Securities of Televisa, which correspond to each one of the Settlors-Beneficiaries, in terms of the Transfer Instruction issued by the Technical Committee on the execution date hereof; (B) the GCT Shareholders Agreement and the Tax Agreement, shall be resolved, as of this date, without the need of a court order; and (C) the Technical Committee shall instruct the Trustee, in writing, the way in which the Pledged Shares must be voted to amend the corporate by-laws of GTC in order to eliminate any restrictions which the same may had due to the execution of the GTC Shareholders Agreement:


         (i) That the shareholders of Televisa approve the payment of a cash dividend by Televisa to its shareholders, including GTC, and upon the receipt of said dividend, GTC use part of the received cash to prepay the unpaid balance, at the due date, of the current account loan entered into by GTC and Banco Inbursa, S.A., Institucion de Banca Multiple, executed on February 4th, 2004, and obtain form said banking institution, the corresponding receipt and release.

         (ii) That the shareholders of Televisa approve the Split as well as the Capital Increase.

         (iii) That Televisa shall deliver GTC the corresponding shares representative of its capital stock as a result of the Split and the Capital Increase.

         (iv)     That the Swap be perfected.

         (v)      That the Capital Reduction be notified to Cofeco.

         (vi) That a meeting of holders of certificados de participacion ordinarios representing shares of the capital stock of Televisa and issued by the Issuing Trust, be held and in which the issuance of, among other certificates, the New Securities of Televisa, be approved, and that the necessary amendments due to the Split and the Capital Increase.

(b) In the event that the Conditions Precedent are not be fulfilled before the Final Completion, any of the Settlors-Beneficiaries shall have the right to instruct the Trustee in order for it to revert the underlying assets to every Unit, to each one of the Settlors-Beneficiaries.

6.       Administration of the Pledged Shares.

As long as the Pledged Shares are part of the Trust Estate herein, and the Conditions Precedent have not been fulfilled, the corporate and economic rights pertaining to the Pledged Shares shall be exercised by the Trustee pursuant to the instructions received by each one of the Settlors-Beneficiaries (in the proportion each one has in the Pledged Shares, pursuant to what each Unit has of the Pledged Shares), which shall be given pursuant to the provisions of the GTC Shareholders Agreement.

If such is the case, in order to be able to instruct the Trustee and for this one to appoint the corresponding attorney-in-fact, the Settlors-Beneficiaries shall, depending whether it is the case of Unit A, Unit B or Unit C, respectively, instruct in writing to the Trustee, with at least 2 (two) Business Days prior to the date in which the general shareholders meeting of GTC shall be held or on the date in which the corresponding right shall be exercised.

The proxy and the deposit certificate necessary to attend the general shareholders meeting of GTC, shall be delivered by the Trustee to the Settlors-Beneficiaries, as the case may be, with at least 1 (one) Business Day prior to the date in which such meeting shall be held.

At the fulfillment of the Conditions Precedent, which shall be notified to the Trustee by the Technical Committee, the provisions set forth in this clause shall extinguish automatically without the need of a court order.


7. Administration of the Pledged Shares, Securities of Televisa and New Securities of Televisa at the fulfillment of the Conditions Precedent. Upon the fulfillment of the Conditions Precedent, the Pledged Shares, and when applicable, the Securities of Televisa and the New Securities of Televisa, and during all the time in which such assets are not released from the Trust Estate, the corporate and the economic rights pertaining to the Pledged Shares, the Securities of Televisa and the New Securities of Televisa, as the case may be, shall be exercised pursuant to the provisions of clause 10 herein, unless for the following (i) the exercise of the preferential right in case of a capital increase in the capital stock of GTC, or in its case, of Televisa, according to the provisions of clause 9 herein; (ii) the exercise of those corporate rights that the applicable legislation gives to the shareholders of a corporation, only in the case that, the way of exercising such rights is not expressly provided for in this Agreement, or the exercise of the same could prejudice the right(s) agreed herein of any of the Parties; (iii) the resignation and the appointment of the candidates to the directors of the Board of Directors of Televisa; and
(iv) the exercise of the consulting right that the Settlors-Beneficiaries B and C have with respect to the Consulting Matters. With respect to sections (iii) and (iv) above, it shall be applicable the following:

(a) Each and every of the "A" Shares representative of the capital stock of Televisa that are part of the Trust Estate, notwithstanding who is the beneficiary under this Agreement, shall be voted in the corresponding shareholders meetings to designate and appoint directors (and their alternates) of the board of directors of Televisa as instructed by the Settlor-Beneficiary A. For this purposes the Settlor-Beneficiary A shall provide the name of each of such individuals, as well as the attorney-in-fact that will exercise such rights in the corresponding shareholders meetings.

         In the case the Settlor-Beneficiary A do not provide to the Trustee the names of the directors and of the attorney-in-fact with at least 2
         (two) Business Days prior to the date on which the corresponding shareholders meetings shall be held, the Trustee shall abstain to grant any proxy for the representation of the "A" Shares representative of the capital stock of Televisa that are part of the Trust Estate.

(b) Each and every of the "B" Shares representative of the capital stock of Televisa that are part of the Trust Estate, shall be voted in the corresponding shareholders meetings to designate and appoint as directors (and their alternates) of the board of directors of Televisa to 2 (two) individuals designated by the Settlor-Beneficiary B, to 1
         (one) individual designated by the Settlor-Beneficiary C, and to 2
         (two) individuals designated by the Settlor-Beneficiary A, for which each of the Settlors-Beneficiaries shall provide to the Trustee with the name of each one of such individuals, as well as the attorney-in-fact of each one of them that will exercise such rights in the corresponding shareholders meetings. Notwithstanding the above, (i) if the Unit B or the Unit C, each independently, represent less than 2% (two percent) of the shares representing the capital stock of Televisa, or (ii) any of the Settlors-Beneficiaries B and/or C release from this Trust all the assets that correspond to the Unit B and/or C, as the case may be, the right to appoint provided in (b) above, will extinguish automatically, and the Settlor-Beneficiary A will have to appoint, in addition to the ones he is entitle, the directors that should have correspond to the Settlors-Beneficiaries B and/or the Settlors-Beneficiaries C, as the case may be.

         In the case the Settlor-Beneficiary A, the Settlor-Beneficiary B and/or the Settlor-Beneficiary C, as the case may be, does not instruct in writing to the Trustee its proposals to appoint directors and the attorney-in-fact with at least 2 (two) Business Days prior to the date on which the corresponding shareholders meetings shall be held, the Trustee shall abstain to grant any proxy for the representation of the "B" Shares representative of the capital stock of Televisa of which Unit A, Unit B and/or Unit B is beneficiary, as the case may be.

         Notwithstanding the above and pursuant to the provisions of this clause, if the members of the board of directors of Televisa are nominated by voting ballot, such ballot must include the directors appointed by each of the Settlors-Beneficiaries.

(c) All the other shares representative of the capital stock of Televisa that are part of the Trust Estate and that are not "A" or "B" Series, shall be voted in the corresponding shareholders meetings to designate and appoint, as members of the board of directors of Televisa, to the individuals appointed by the Settlor-Beneficiary A.

(d) In order to be able to instruct the Trustee and that this one may designate the corresponding attorney-in-fact, the Settlors-Beneficiaries must, depending whether it is a Unit A, Unit B or Unit C, respectively instruct in writing to the Trustee, with at least 2 (two) Business Days prior to the date in which the general shareholders meeting of Televisa shall be held or in the date in which the corresponding right shall be exercised.

(e) The proxy and the certificate of deposit necessary to attend to the general shareholders meeting of Televisa will be delivered by the Trustee to the Settlors-Beneficiaries, as the case may be, with at least 1 (one) Business Day prior to the date on which such meeting shall be held.

(f) In the event of Consulting Matters, the Settlor-Beneficiary A must send in writing to each of the Settlors-Beneficiaries B and C the instruction on how the Pledged Shares shall be voted, or in its case, the Securities of Televisa and the New Securities of Televisa, with at least 4 (four) Days prior to the date in which it must exercise the corresponding voting right, so that each of such Settlors-Beneficiaries B and C answer in writing, during the next 2 (two) Days following the date in which receives the notification from the Settlor-Beneficiary A, if it agrees with the way of the proposed vote for the corresponding Consulting Matter.

         In case that one or two of the Settlors-Beneficiaries B or C do not respond in writing during the next 2 (two) Days, it shall be understood that they expressly accept the way the vote is going to be exercised. In case that one or two of the Settlors-Beneficiaries B or C reject, by writing notification to the Settlor-Beneficiary A during the next 2
         (two) Days, the way the vote is going to be exercised, and the Settlor-Beneficiary A does not accept the suggestion, the Settlor-Beneficiary B and/or the Settlor-Beneficiary C shall have the right to request the anticipate or immediately release, revocation and reversion of all the assets that comprehend the Unit B and/or C and from which they are beneficiary(ies) under this Trust, as the case may be.

         The consulting right set forth in this section (f) will be extinguished automatically, with out need of judicial order whatsoever, at the moment in which (i) the Settlor-Beneficiary B and/or the Settlor-Beneficiary C, as the case may be and for the corresponding, must not be anymore part of this Trust as a result of the release and reversion of all the assets that comprehend the Unit B and/or the Unit C, and from the one(s) it (they) is (are) beneficiary(ies) under this Trust; or (ii) the Unit B or the Unit C represents less than 2% (two percent) of the shares representing the capital stock of Televisa.


8.       Transfer restrictions and Lien.

(a) Each one of the Settlors-Beneficiaries shall abstain directly or indirectly, in one or more operations, from carrying out a Sale of Unit or a Lien of Unit from which each one is holder, without the prior written consent of the other Settlors-Beneficiaries, unless that the respective Sale of Unit is to an Affiliate. Any Affiliate or third party which wishes to acquire a Unit shall convene in a written way to submitting, to the terms and conditions hereof, before the transmission of the property of part or whole of the respective Unit becomes effective

         Any Sale of Units or Lien of Units carried out without perfectly complying with the requirements, terms and conditions set forth in the present clause, shall not become effective for the Trustee, who will abstain from carrying out the registration of such operation at the Trustee Record. The abovementioned shall be indicated in every one of the Trust Interest Certificates issued. In addition, the Settlor-Beneficiary that incurs in the latter shall be responsible for damages and lost profits caused to the other Settlors-Beneficiaries.

         The restriction set forth in this section (a) shall automatically extinguish, without the need of a declaration of an authority, at the time when (i) the Settlor-Beneficiary B and/or the Settlor-Beneficiary C is able to release and revert the assets which belong to Units B and/or C in his favor, or (ii) when the Settlor-Beneficiary B and7or the Settlor Beneficiary C is able to revoke this Trust on his behalf.

(b) In the event that the "General rules applicable to the acquisition of values that shall be reveled or purchase of values in public placement", issued by the NBSC (National Banking and Securities Commission) were amended within the next 4 (four years) following the execution date, and were not substituted for other general rules that grant similar rights to the ones provided in such Rules which in some cases, purchase public placements shall be carried out at the same price for all the outstanding shares, and the Settlor-Beneficiary A pretends to sell or purchase in any way (including through out a merger or a similar operation to which those Rules do not apply), directly or indirectly , all the assets which belong to Unit A to a third party, each one of the Settlor-Beneficiaries B and C, individually, shall have the right to demand from the Settlor-Beneficiary A, and such shall have the obligation to include in the sells offer or other similar operation, in a pro-rata basis, the assets that belong to Unit B and/or C, at the same price and under the same terms and conditions of the third party's offer in regard, as a condition for the achievement of the sell.

         Each one of the Settlor-Beneficiaries B and C shall have a period of 30 (thirty) days, as of the date in which each one of them receives the notice of the abovementioned purchase offer, to notice in a written way the Settlor Beneficiary A, within such period. In the event that such period elapses without both Settlors-Beneficiaries B and C having noticed the Settlor-Beneficiary A their wish to exercise their right to a shared sale, it shall be understood that one or both Settlor-Beneficiaries, irrevocably waive such right.

         The right to the shared sale set forth in this section (b) shall automatically extinguish shall automatically extinguish, without the need of a declaration of an authority, at the time when one of the following events occurs: (i) the Settlor-Beneficiary B and/or the Settlor-Beneficiary C, as corresponds, shall stop being part of this Trust, as a result of the release and revert of the assets which belong to Units B and/or C, and of which they are beneficiaries under this Trust; or (ii) The Unit B and/or the Unit C, as the case may be and to which it corresponds, represents less than 2% (two percent) of all the shares that represent the capital stock of Televisa; or (iii) 4 (four) years pass since the execution date of this Agreement.

9.       Increases and reduction of capital, dividends.

(a) Each one of the Settlor-Beneficiaries agrees that the Trustee shall subscribe and pay the capital increases declared by GTC, an if, when Televisa complies with the Conditions Precedent, to which (i) shall receive a written instruction from the Technical Committee and (ii) The Settlor-Beneficiaries shall provide the Trustee, the funds or enough assets for such effect, at least 4 (four) Business Days prior to the date in which the term for the subscription expires. Derived from the abovementioned, the preference rights to subscribe the shares in GTC , or Televisa in case of capital increase, shall be exercised by the Settlor-Beneficiaries, though out the Trustee, in a proportion regarding what each of their Units represent in the Trust Estate.

         If any of the Settlor-Beneficiaries did not exercise his preference right, or exercised it partially, and/or that the necessary funds were not delivered to the Trustee, at least 4 (four) days prior to the date in which the date for the subscription expires, the other Settlor-Beneficiaries may provide the Trustee, at least 1 (one) Business Day prior to the date in which the date for the subscription expires, the missing resources to subscribe such capital increase proportionally to what they are entitled to, case in which the values received due to the capital increase shall be assigned to the Unit or Units of the Settlor-Beneficiaries that paid for their subscription, having the Trustee the obligation to cancel the Trust Interest Certificates for new ones which reflect the new assets that belong to each Unit as well as the percentage that each one of the Units represent in the Trust Estate, and carrying out the corresponding annotations in the Trust Record. In any case, if the trustee was not provided on time with the funds, it shall not have any kind of responsibility to subscribe or pay such capital increase.

         Likewise, in the event that the shareholders meeting of GTC or Televisa, decided to increase the capital stock of such Companies through the capitalization of balance entries or through the payment of a dividend in shares or in any other way, the shares issued due to such resolution shall be received by the Trustee, and shall be immediately transferred to the Trust created hereof and, will be subject to the provisions of this Agreement, and shall be considered "Units" for the effects of it and entitled to the Settlor-Beneficiaries, pursuant to the written instructions received by the Technical Committee, that shall prepare the respective instruction, according to the values transferred to each Unit; in such case the Trustee complies to issue new Trust Interest Certificates.

   (b) Except for the Capital Reduction, which shall be applied pursuant to the Transfer Instruction, the Trustee, in case of any capital reduction in GTC and/or Televisa, as the case may be, shall receive the amount or the shares or corresponding values, and immediately deliver them to the Settlor-Beneficiaries, according to the shares or values transferred which correspond to each Unit.

   (c) In the event that the Trustee received, from GTC and/or Televisa dividends in cash and any other cash amount paid for any other reason, the Trustee will immediately release the Settlors-Beneficiaries, pursuant to what correspond them for the shares or securities underlying to each Unit.


10. Technical Committee. Pursuant to article 80 of the Credit Institutions Law, the Settlors-Beneficiaries create hereby a technical committee (the "Technical Committee"):

(a) The Technical Committee shall be integrated by 5 (five) proprietary members and their corresponding alternates. The Settlor-Beneficiary A shall have the right to appoint 3 (three) of the proprietary members and their respective alternates, and each of the Settlor-Beneficiary B and Settlor-Beneficiary C shall have the right to appoint 1 (one) proprietary member and their respective alternates. The members appointed by each of the Settlors-Beneficiaries, may be substituted at any time, prior written notification to the Trustee and the other Settlor-Beneficiaries.

(b) The proprietary and alternate members will hold office until the date in which new members are appointed and this last ones take position of their office. The appointment of the proprietary and alternate members may only be done by each one of the Settlors-Beneficiaries by its own right or through persons appointed by them from time to time, by sending a written notification to the other Settlors-Beneficiaries and to the Trustee.

(c) Attached to this Agreement as exhibit D, is a list of the proprietary and alternate members appointed by the Settlors-Beneficiaries.

(d) The Technical Committee shall meet in the place appointed in the corresponding call for the corresponding meeting, but always being this place Mexico City.

(e) The Technical Committee shall have the following rules: (i) must remain in office as long as this Trust is effective; (ii) each member shall have voice and vote in the meetings; (iii) the resolutions shall be entrusted to a special delegate that may not be a member to the Technical Committee and shall be appointed by this last one in the corresponding resolution.

(f)      The Technical Committee will hold meetings pursuant to the following:

         (i) meetings shall be held as often as necessary in order to achieve the purposes of the Trust, in each case, prior call by any of it proprietary members or by the Trustee, made pursuant the following subparagraph (ii);

         (ii) meetings shall be presided by the member appointed by the Settlor-Beneficiary A. It will be acting as Secretary of the same el member elected for those purposes from among its members;

         (iii) there shall be a minute of the meeting containing a summary of the deliberations, and each and every of the resolutions adopted by the Technical Committee in such meeting, which shall be signed by all those present and by the secretary of the same. In every case, the corresponding call shall be attached to the corresponding minute, as well as any other documents delivered at the meeting. Notwithstanding the above, the resolutions taken outside of a meeting by the unanimous vote of the proprietary members of the Technical Committee, shall be as valid as if it where adopted in a meeting of the Technical Committee, provided that these are confirmed in writing and signed by all of the members;

         (iv) any call for a meeting of the Technical Committee shall be in writing and signed by whoever makes the call, it must contain the agenda for the meeting, as well as the date, hour and location of the same. The calls shall be delivered personally, with acknowledge of receipt, with at least 3 (three) Business Days in advance to the date proposed for the meeting, to the domicile of everyone of the members of the Technical Committee (proprietary and alternates) and that are listed in exhibit D hereto. A prior call shall not be necessary, if at any time of voting at the meeting, all of the members of the Technical Committee are present;

         (v) for a meeting to be considered legally assembled, shall be present, in first call, at least 4 (four) proprietary members, or its respective alternates, and in second call, the majority of the proprietary members, or its respective alternates, and resolutions shall be valid when adopted by the affirmative vote of the majority of all its proprietary members, or its respective alternates. Once fulfilled the Precedent Conditions, the attendance of the majority of its members, in first or second call, shall be sufficient to be legally assembled.

(g) The Technical Committee shall have the following functions, authorities and responsibilities:

         (i) following 3 (three) Business Days to the reception or publication of the calls for the shareholders meetings of GTC and as the case may be (at the fulfillment of the Precedent Conditions) Televisa, any of the proprietary members shall proceed to call the Technical Committee, which will have the obligation to instruct the Trustee with respect to the exercise of the corporate and economic voting rights pertaining to the Units and other issues related to GTC and, as the case may be (at the fulfillment of the Precedent Conditions) Televisa, whether by decisions that shall be adopted at ordinary or extraordinary shareholders meetings of GTC and, in its case (at the fulfillment of the Precedent Conditions) Televisa, for which, the Technical Committee shall instruct in writing to the Trustee, indicating the person or persons that shall be appointed as attorneys-in-fact in order to vote the underlying securities of all the Units, as well as the way the vote shall be issued, unless for provided for in clauses 6 and 7 hereunder. Such instructions shall be delivered to the Trustee, with at least 5 (five) business days in advance to the date of the proposed meeting, and the Trustee shall deliver the proxy to the attorney-in-fact appointed, with at least, 2 (two) business days in advance to the date of the proposed meeting;

         (ii) study, and in its case, approve the Trustee's accounts and resolve any situation that may present with respect to the provisions of this Agreement;

         (iii) instruct the Trustee with respect to all and every of the measures the Trustee may adopt respect to the defense of the Trust Estate or with respect to any other situation set forth in this Agreement;

         (iv) instruct the Trustee to grant general or special powers of attorney required to achieve the purposes of this Agreement, the defense of the Trust Estate and the exercise of the assets transferred to this Agreement, indicating the persons to whom it shall be granted such powers of attorney, without prejudice of the individual rights that correspond to each Settlor-Beneficiary, pursuant to clause 7 herein; and

         (v) in general, resolve consults of all kinds related to this Agreement and exercise all the necessary or convenient authorities, and comply with all the obligations and responsibilities related to, at the due fulfillment of the purposes of this Trust.


11. Administration of the Trust Estate. The Trustee shall not be liable for facts, acts or omissions by authorities, by the Settlors-Beneficiaries, by the Technical Committee or by third parties who prevent or obstruct fulfillment of the purposes of this Trust.

The Settlors-Beneficiaries, or as the case may be, the Technical Committee and the Trustee shall be obliged to notify in writing of any situation that might affect the Trust Estate and the one of the Settlors-Beneficiaries. The Technical Committee shall appoint a person who will be in charge of exercising the rights derived thereof or assume its defense in case of any controversy, if creditable to the Technical Committee that only the rights of such Settlor-Beneficiary shall be affected, without the Trustee assuming any liability whatsoever for the performance of those attorneys-in-fact, or for payment of the fees or expenses they earn or cause.

In virtue of the above, if Trustee receives any notice, judicial suit or any claim related to the Units, it shall notify the Settlors-Beneficiaries, or, in its case, the Technical Committee, for the Trust Estate to be defended as stated above, notice that shall extinguish the liability for the Trustee.

However, in case of an emergency, the Trustee shall carry out essential acts to protect the Trust Estate and rights derived thereof, without prejudice of the obligation for the Settlors-Beneficiaries, or in its case, the Technical Committee to instruct the Trustee to grant a power of attorney according to the second paragraph of this clause. The Settlors-Beneficiaries bind themselves, proportionally and jointly, to reimburse to the Trustee any amount disbursed by the latter in attending to matters stated in this paragraph.

The Trustee shall administrate the Trust Estate, according to the authorities and duties established in the General Law of Securities and Negotiable Instruments as well as with the provisions set forth in this Agreement and with the instructions of the Technical Committee, or as the case may be, of any of the Settlor-Beneficiaries. The Trustee will have the trust ownership of the Pledged Shares, the Securities of Televisa, and as the case may be, of the New Securities of Televisa, but it shall maintain the stock certificates of the same deposited at Indeval.

12. Substitution of the Trustee. The Technical Committee, shall have at any time, the authority to substitute the Trustee and, consequently, the right to appoint one or more institutions which jointly or successively have the position of alternate trustee.

The substitution of Trustee referred to above, under any circumstances shall imply an amendment, neither to the purposes of the present Trust, nor to the rights of the Settlors-Beneficiaries, nor to the legal or contractual obligations which shall be satisfied with the goods and resources of the Trust herein, nor to the capacities and responsibilities of the Trustee, or, in general, any amendment done to the terms and provisions hereof which may contravene the purpose of the present Trust, pursuant to the purposes set forth in the present document.

Likewise, said substitution, may only be executed in favor of the banking institutions duly authorized pursuant to the applicable legislation, in order to perform the position of Trustee and which are legitimized to acquire the ownership of the assets which conform the Patrimony.

13. Resignation of the Trustee. In the event that at any time during the effectiveness of the present Trust, the Trustee had a reason to resign, this shall be notified on writing to the Settlors-Beneficiaries and the Technical Committee, specifying the reasons for such decision. The Technical Committee shall, in a term no longer than 45 (forty five) Days as of the following day to which it has received the aforementioned notice, make of the Trustee<180> s knowledge, the institution or institutions which shall act as alternate trustee or trustees, in order for the Trustee to deliver them the Patrimony of the present Trust.

The Trustee shall remain acting as such and pursuant to the terms hereof until an alternate trust institution has been appointed and has received the Patrimony from the Trustee, once having accepted its appointment.

Any alternate trust institution shall have the same rights and obligations as the Trustee hereunder, and shall be deemed as the "Trustee" in terms of the present Agreement.


14. Trustee Secret. The Trustee hereby is obliged to keep the trust secret pursuant to the applicable legislation.

Moreover, the Parties agree on keeping, during the effectiveness of the present Agreement, under strict confidentiality, all the information and documentation regarding the other Parties hereof, either having had knowledge of said information, on writing or verbally, directly or indirectly, prior or following the date hereof, unless for the public information or which by law or other authority, must be published.

All the documentation and information to which the Parties have or have had access, in respect with the other parties, as a result of the negotiations relative to the acts provided hereby, shall be kept as confidential and therefore it may not be neither published, nor used, nor transmitted, nor applied in any way, unless prior consent and on writing, granted by the other Parties or which publication be required by law and/or by ruling.


15. Tax Obligations and Expenses. Tax obligations which, as a consequence of both the effectiveness and the Trust execution acts, be set or imposed by the corresponding tax provisions, shall be complied by the Party to which the accomplishment corresponds pursuant to the aforementioned legislation, which shall certify such compliance before the Trustee every time it requests so. Every other expenses arising from the compliance of the purposes hereof, shall be paid by the Settlors-Beneficiaries according to the proportion represented by each Unit on the Patrimony as well as jointly.


16. Remuneration of the Trustee. GTC is hereunder obliged to pay the Trustee, the compensations which the Parties agree on the annex E hereof, without the need of a prior notice or requirement on behalf of the Trustee.


17. Report of the Trustee. The Trustee shall inform to the Technical Committee, on writing and on a monthly basis, the status of the Patrimony.


18. Effectiveness and Termination. The effectiveness of the present Trust shall be of 20 (twenty) years, counted since the execution date hereof. This term may only be modified by means of a written agreement by and among each and all of the Settlors-Beneficiaries and shall be terminated by any of the motives provided in article 392 of the General Law of Negotiable Instruments and Credit Operations.

Notwithstanding the aforementioned, the Parties agree that with respect to each one of the Settlors-Beneficiaries, the present Agreement shall be terminated beforehand, at the time it be revoked and all the assets which conform the respective Unit, be released.


19. Revocation. Whereas, the termination cause provided in article 392 subsection VI of the General Law of Negotiable Instruments and Credit Operations, each one of the Settlors-Beneficiaries may request, without limitation, the partial revocation of the present Trust, in respect with it and its rights pursuant to the present Agreement, as well as the revert of the assets ownership which conform the respective Unit pursuant to the provisions of the present Trust, on the dates and proportions mentioned hereunder:

(a) On the date in which the Conditions Precedent be fulfilled, the Settlor-Beneficiary C may request the Trustee the release and reversion of up to 2,006,637 GTC Certificates which conform Unit C and of which it is beneficiary under this Trust.

(b) In that which occurs first of the following dates: (i) the first Business Day of July, 2005, or (ii) when a suggest made by the Settlor-Beneficiary C to Settlor-Beneficiary A in respect with a Consulting Matter, not be accepted, the first mentioned may request the Trustee the release of all the other assets which conform Unit C and of which it is beneficiary hereunder.

(c) In that which occurs first of the following dates: (i) the one in which the Chamber of Deputies and the Senate, of the Federal Congress, approve an amendment to the Income Tax Law dismissing the exemption to the payment of said tax in the event that the alienation of shares through Bolsa Mexicana de Valores, S.A. de C.V.(stock market), or (ii) the first Business Day of July, 2005, or (iii) in the event a suggestion made by the Settlor-Beneficiary C to Settlor-Beneficiary A, regarding a Consulting Matter not be accepted, Settlor-Beneficiary C may request the Trustee the release of all the assets which conform Unit C and those of which it be beneficiary hereunder.

(d) In that which occurs first of the following dates: (i) the first Business Day of July, 2005, or (ii) in the event a suggestion made by the Settlor-Beneficiary B to Settlor-Beneficiary A, regarding a Consulting Matter not be accepted, Settlor-Beneficiary B may request the Trustee the release of all the assets which conform Unit B and those of which it be beneficiary hereunder.

(e) In that which occurs first of the following dates: (i) the first Business Day of July, 2009, or (ii) when the Trustee be requested by the Settlor-Beneficiary A, the release and reversion of the totality of the assets which conform Unit A, or (iii) in the event a suggestion made by the Settlor-Beneficiary B to Settlor-Beneficiary A, regarding a Consulting Matter not be accepted, Settlor-Beneficiary B may request the Trustee the release of all the assets which conform Unit B and those of which it be beneficiary hereunder.

(f) Settlor-Beneficiary A may request the Trustee the release an reversion of the rest of the assets conforming Unit A and of which it be beneficiary hereunder, when one of the following events occur (i) the first Business Day of July 2005, or (ii) it being the only trustee under the present Trust.

(g) Once the Conditions Precedent be fulfilled and prior to any of the dates mentioned above, in the event that two or more Settlors-Beneficiaries execute any settlement or covenant on writing, directly related with the rights and obligations thereof provided herein and which shall aggrieve the rights of the other Settlors-Beneficiaries, without having its prior consent. The event foreseen in the present subsection (g) shall quit being effective on July 1st, 2005.

(h) In order to request and undertake the release and reversion of the assets conforming the Units pursuant to the provisions of subsections
         (a) to (g) above, the corresponding Settlor-Trustee shall carry out the request (the "Request"), by means of the delivery to the Trustee, as well as to at least one of the principal or alternate members of the Technical Committee appointed by each one of the Settlors-Beneficiaries, of the Request, on the dates provided on subsections (a) to (g) above. The number, class and/or series of the assets in respect to which the release and reversion be requested, shall be set forth on the Request. The Trustee shall have a term of 5
         (five) Days in order for said Trustee to transfer to the corresponding Settlor-Beneficiary the assets regarded on the respective Request, as long as the number of said assets does not exceed of the number foreseen for each one of the cases provided on subsections (a) to (f) above, in case that there be a limit. In the event that, said Request were done by a higher number of assets, the Trustee shall only release and transfer up to the number foreseen for each one of the years provided on prior subsections (a) to (g).

(i) In the event that one or more of the Settlors-Beneficiaries did not present the Request within the term set forth on prior subsection (g), it shall have the right to present the corresponding Request to both the Trustee and the President of the Technical Committee, with at least 5 (five) Days of anticipation to the date in which the corresponding assets be pretended to be released and reverted.


20. Assignment. In addition to the provisions of clause 8 hereof, the Parties agree that none of them may, neither assign nor transfer those rights and obligations which, on its favor and respective position, are derived of the present Agreement as well as of its Patrimony, unless said assignment of both rights and obligations be executed in favor of an Affiliate, in which case the aforesaid event shall be certified, in a legally unquestionable manner, with the corresponding documentation, to both the non-assignor Parties and the Trustee, prior to said assignment.

21. Written communications and Notices. Each and all of the written communications and notices hereunder shall be done either on writing and delivered to the Parties, return receipt requested, or by means of a certifying public officer, in the domiciles mentioned below:



The Trustee and the                         The Settlor-Trustee B
           Settlor-Beneficiary A

Insurgentes Sur 1971                        Paseo de las Palmas 736
Anexo Nivel Jardin                          Anexo C
Col. Guadalupe Inn                          11000 Mexico, D.F.
01020 Mexico, D.F.                          Tel. 5625-4907
Tel. 5325-6000                              Attention: Jose Heredia Breton
Attention: Ricardo Antonio Rangel
                 Fernandez Mac Gregor


The Settlor-Trustee C                       Promotora Inbursa

Bosques de Duraznos no. 75, PH              Paseo de las Palmas 736
11700 Mexico, D.F.                          Anexo C
Tel. 22625983 and 22625957                  11000 Mexico, D.F.
Attention: Emilio Fragoso Garcia and/or     Tel. 5625-4907
                Marcela Arrieta Barraza     Attention: Jose Heredia Breton


                    EAJ and Televisa        The Investors

Av. Chapultepec No. 28 Piso 6               Paseo de los Tamarindos No. 400,
Colonia Doctores                            Torre B, Piso 25
06724 Mexico, D.F.                          Mexico, D.F. 05120
Tel: 5261-2452                              Tel. 5081-8950
Attention: Alfonso de Angoitia Noriega      Attention: Juan Pablo Andrade Frich
           and/or Juan Mijares Ortega


The Parties convene on notifying each other on writing, any change on their respective domiciles, otherwise, every communication sent to the domicile pointed latter shall become effective.


22. Applicable Legislation and Jurisdiction. The present Agreement is subject to the laws of Mexico. For the solution of any controversy arising hereof, the parties shall be submitted to the jurisdiction of the competent courts in Mexico, Federal District, renouncing henceforward, to any other jurisdiction which may be applicable due to their present or future domiciles, or due to any other event.


23. Legal Prohibitions. In compliance with the provisions of article 106 subsection XIX, subparagraph b) of the Financial Institutions Law, the Trustee certifies that it, undeniably explained the Settlor-Beneficiary, the content of said provision, which literally provides:

ARTICLE 106.  It shall be prohibited to credit institutions:

I. to XVIII...

XIX. When entering into the operations referred to in Section XV of Article 46 of this Law:

a)...

b) To respond to the settlors, principals or agents, of any breach by the debtors, for loans granted thereto, or on behalf of issuers, for securities acquired, unless it is due to their fault, as set forth in the last paragraph of article 391 of the General Law of Negotiable Instruments and Credit Operations, or to guarantee obtaining certain returns in connection with funds, the investment of which is requested therefrom.

If upon termination of the trust agreement, mandate or agency established to grant loans, any such loans shall have not been repaid by the debtors, the institution shall transfer them to the settlor or the beneficiary, as the case may be, or to the representative or agent, without repaying any outstanding amounts.

In any trust agreements, mandates or agencies, the provisions of this section shall be inserted conspicuously as well as a representation from the institution to the effect that it has, clearly and without doubt, made its meaning be known to the persons from which it has received assets or rights for assignment in trust."


24. Deposit of Resources. Each one of the Settlors-Beneficiaries gains knowledge of and accepts that, in order for the delivery of contributions to the Trust Patrimony to take place, as well as for any deposits of resources to join said Patrimony, the Settlors-Beneficiaries, shall notify the Trustee in respect with the execution of said contribution or deposit, not later than twelve o' clock of the same Day in which the deposit be done.

In the event that the respective notification not be made, the Trustee shall not be obliged to carry out the record and credit entry of the respective amounts of the Trust Patrimony, but until the date in which the deposit or contribution be notified, considering moreover, that the aforesaid deposit or contribution shall not generate neither interest nor any proceeds but since the date in which the Trustee become aware of it.


25. Operation by Electronic Means. Settlors-Beneficiaries hereinafter convene that, the usage of electronic means, in connection with the operation of the liquid resources which conform the Trust Patrimony, pursuant to both the applicable legal provisions and the guidelines which, for those purposes, be pointed by the Trustee, accepting from now on, any liability for using the access password to such electronic means, provided by the Trustee.


The present Agreement is executed in six copies on Mexico City, Federal District at twenty hours of March 23rd, 2004.


Settlor-Beneficiary A                                     Settlor-Beneficiary B
---------------------                                     ---------------------


Nacional Financiera, S.N.C., Institucion de Banca de      Banco Inbursa, S.A:, Institucion de Banca Multiple,
Desarrollo, Direccion Fiduciaria, in compliance with      Grupo Financiero Inbursa, Division Fiduciaria, in
the purposes of Trust No.80370.                           compliance with the purposes of trust No. F-0553.
By: Francisco Cabrera Urena                               By: Maria Guadalupe Terreros Barros
      Deputy Attorney                                            Deputy Trustee.


Settlor-Beneficiary C                                     The Trustee
---------------------                                     -----------


Banco Nacional de Mexico, S.A., Integrante del Grupo      Nacional Financiera, S.N.C., Institucion de Banca de
Financiero Banamex, Division Fiduciaria, in compliance    Desarrollo, Direccion Fiduciaria.
with the purposes of trust No. 14520-1                    By: Ricardo Antonio Rangel
By: Emilio Fragoso Garcia and                                   Fernandez Mac Gregor.
       Marcela Arrieta Barraza.                                 General Deputy Trustee
EAJ                                                       Promotora Inbursa


Emilio Fernando Azcarraga Jean                            Promotora Inbursa, S.A. de C.V.,
                                                          By: Jose Heredia Breton

The Investors                                             Televisa
-------------                                             --------



--------------------------------------------------------  -----------------------------------------------------
Maria Asuncion Aramburuzabala Larregui                    Grupo Televisa, S.A.
                                                          By: Emilio Azcarrraga Jean and
                                                                 Alfonso de Angoitia Noriega.

--------------------------------------------------------
Lucrecia Aramburuzabala Larregui de Fernandez



--------------------------------------------------------
Maria de las Nieves Fernandez Gonzalez



--------------------------------------------------------
Antonino Fernandez Rodriguez



--------------------------------------------------------
Carlos Fernandez Gonzalez, represented by Antonino
Fernandez Rodriguez

                                     Annex A
                                     -------

                          Copy of the GTC Resolutions.

                                     Annex B
                                     -------

                       Copy of the Allocation Instruction.

                                     Annex C
                                     -------

               Copy of the entry in the stock transfer book of GTC

                                     Annex D
                                     -------

                       Members of the Technical Committee.

             Name                    Series                         Domicile

       Emilio Fernando            Principal "A"          Av. Vasco de Quiroga No. 2000,
       Azcarraga Jean                                    Edificio "A", Piso 4
                                                         Colonia Santa Fe
                                                         01210 Mexico, D.F.

     Alfonso de Angoitia          Principal "A"          Av. Vasco de Quiroga No. 2000,
           Noriega                                       Edificio "A", Piso 4
                                                         Colonia Santa Fe
                                                         01210 Mexico, D.F.

        Bernardo Gomez            Principal "A"          Av. Vasco de Quiroga No. 2000,
           Martinez                                      Edificio "A", Piso 4
                                                         Colonia Santa Fe
                                                         01210 Mexico, D.F.

     Jose Heredia Breton          Principal "B"         Paseo de las Palmas 736,
                                                        Anexo C Colonia Lomas de
                                                        Chapultepec 11000 Mexico, D.F.

       Raul Zepeda Ruiz           Alternate "B"         Paseo de las Palmas 736,
                                                        Anexo C Colonia Lomas de
                                                        Chapultepec 11000 Mexico, D.F.

        Maria Asuncion            Principal "C"         Paseo de los Tamarindos No.
        Aramburuzabala                                  400 Torre B
           Larregui                                     Piso 25
                                                        Mexico, D.F. 05120

      Juan Pablo Andrade          Alternate "C"         Paseo de los Tamarindos No.
            Frich                                       400, Torre B
                                                        Piso 25
                                                        Mexico, D.F. 05120


                                     Annex E
                                     -------

                                 Trustee's Fees.

Trustee's Fees and Expenses. The Trustee shall receive for concept of fees with charge to the Settlors the following amounts:

a) For the acceptance of the position, the amount of $100,000.00 (ONE HUNDRED THOUSAND PESOS 00/100 LEGAL CURRENCY IN MEXICO) payable at the execution of the present Agreement.

b) For the management of the Trust, the amount of $500,000.00 (FIVE HUNDRED THOUSAND PESOS 00/100 LEGAL CURRENCY IN MEXICO) per annum, payable by three-month-periods due, on the corresponding part, every March, June, September and December 23rd (Twenty Third) of every year (hereinafter, the "Due Date" or "Due Dates"), or on the following business day if this turned out to be a non-business day. The indicated amount shall increase annually pursuant to the increase on either the Current Market Price Index published by Banco de Mexico, (national bank) or other which substitutes the aforesaid index, for the same period.

The aforementioned amounts shall cause the corresponding Value Added Tax.

The Settlors herein authorize the Trustee to retain from the liquid resources of the Trust Patrimony, the amount for the corresponding fee.

The parties convene that, in the event that there be no liquid resources on the Trust Patrimony, the Settlors shall have a term no longer than three business days after each Due Date, in order for them to cover directly the amounts corresponding to fees pending to be paid to the Trustee.